Exhibit 99.1

1999 Bryan Street, Suite 3500
Dallas, Texas 75201
1.214.583.8500

Press Release

FOR IMMEDIATE RELEASE	August 4, 2026

Jacobs Reports Strong Fiscal Third Quarter 2026 Results
Robust Q3 Gross Revenue and Adjusted Net Revenue Growth of 34% and 8% y/y, Respectively
Record Backlog of $28.9 billion, Up 27% y/y, with TTM Book-to-Bill Ratio of 1.4x (1.2x Adj. NR)
Engineering News-Record (ENR) Ranks Jacobs #1 in 18 Categories Including Data Centers, Up 6 y/y
Generated $456 million in Cash from Operations in Q3, Resulting in Strong Free Cash Flow
Repurchased $142 Million of Jacobs Shares in Q3, $614 Million Year-to-Date
Raising FY 2026 Guidance for the Third Consecutive Quarter, Reflecting Strong Business Momentum
DALLAS, TEXAS - Jacobs Solutions Inc. (NYSE: J) today announced its financial results for the fiscal third quarter ended June 26, 2026.
Q3 2026 Highlights1:
•Gross revenue of $4.1 billion up 34.5% y/y; adjusted net revenue2 of $2.4 billion up 8.3% y/y
•GAAP net earnings of $137.4 million (vs. net earnings of $181.2 million in Q3 2025) with GAAP net earnings reflecting a temporarily higher tax rate associated with the PA acquisition transaction; adjusted EBITDA2 of $366.8 million increased 16.7% y/y
•GAAP EPS of $1.16 (vs. EPS of $1.56 in Q3 2025) with GAAP EPS reflecting a temporarily higher tax rate associated with the PA acquisition transaction; adjusted EPS2 of $1.84 increased 13.6% y/y
•Backlog of $28.9 billion up 27.3% y/y
•Q3 book-to-bill of 1.5x (1.4x TTM); Q3 adjusted net revenue book-to-bill of 1.1x (1.2x TTM)

Jacobs' Chair and CEO Bob Pragada commented, “We delivered robust overall third quarter results driven by strength in Infrastructure & Advanced Facilities (I&AF) as segment gross revenue increased 39% year-on-year and adjusted net revenue increased 10% - all organic. Within I&AF, revenue growth was broad-based, led by the Data Center, Semiconductor, Energy & Power, Transportation and Water sectors. Our private sector and utility clients continue to boost capital spending, contributing to accelerating organic growth in our I&AF segment and record performance in our Life Sciences & Advanced Manufacturing end market. Importantly, we are seeing diversified revenue growth. The combination of strong execution, a record backlog position and a rising pipeline of opportunities across both I&AF and PA Consulting gives us confidence in our long-term trajectory. Focusing on FY26, we are raising the midpoints of our guidance for adjusted net revenue growth and adjusted EPS for the third consecutive time this year."

Jacobs' CFO Venk Nathamuni added, “We're very pleased with our Q3 performance. We are now well ahead of our initial FY26 expectations and remain on track to reach or exceed all of our FY29 targets. As spending on the AI build-out has ramped up, we have been able to leverage our cross-cutting portfolio of solutions to help deliver increasingly complex manufacturing and compute facilities. Top-tier revenue growth, paired with good operating performance, drove solid quarter-over-quarter improvement in our margin profile, which was further complemented by $456 million in reported cash generated from operating activities during Q3. The resulting increase in free cash flow helped reduce our net leverage to below our year-end target, even as we repurchased $614 million of our shares year-to-date. In summary, we are exiting Q3 in a very strong financial position with good momentum in our business as we prepare for the next fiscal year."
Financial Outlook3
1All data reflects continuing operations only.
2See Non-GAAP Financial Measures and Operating Metrics, and GAAP Reconciliations at the end of the press release for additional detail.
3Reconciliation of fiscal 2026 adjusted EBITDA margin, adjusted EPS and expectations for adjusted net revenue growth and adjusted FCF margin to the most directly comparable GAAP measure is not available without unreasonable efforts because the Company cannot predict with sufficient certainty all the components required to provide such reconciliation, including with respect to the costs and charges relating to transaction expenses, restructuring and integration to be incurred in fiscal 2026.

The Company’s outlook for fiscal 2026 is for adjusted net revenue to grow 9.5% to 10.0% over fiscal 2025 (versus prior forecast of 8.0% to 10.5%), adjusted EBITDA margin to range from 14.7% to 14.8% (versus prior forecast of 14.6% to 14.9%), adjusted EPS to range from $7.20 to $7.30 (versus prior forecast of $7.10 to $7.35) and adjusted free cash flow margin to be approximately 8% (versus prior forecast of 7.0% to 8.5%).

Third Quarter Review (in thousands, except per-share data)

	Fiscal Q3 2026	Fiscal Q3 2025	Change
Revenue	$4,076,410	$3,031,768	$1,044,642
Adjusted Net Revenue[1]	$2,416,608	$2,231,276	$185,332
GAAP Net Earnings (Loss) from Continuing Operations	$137,359	$181,234	($43,875)
GAAP Earnings (Loss) Per Diluted Share (EPS) from Continuing Operations	$1.16	$1.56	($0.40)
Adjusted Net Earnings from Continuing Operations[1]	$219,263	$194,833	$24,430
Adjusted EPS from Continuing Operations[1]	$1.84	$1.62	$0.22
U.S. GAAP effective tax rate from Continuing Operations	43.4%	21.9%	2,150 bps
Adjusted effective tax rate from Continuing Operations[1]	26.4%	24.8%	160 bps
1See "Non-GAAP Financial Measures and Operating Metrics" and the GAAP Reconciliation tables that follow for additional detail.
The Company’s adjusted net earnings from continuing operations and adjusted EPS from continuing operations for the third quarter of fiscal 2026 and fiscal 2025 exclude certain adjustments that are further described in the section entitled “Non-GAAP Financial Measures” at the end of this release. For a reconciliation of Revenue to Adjusted Net Revenue, see "Segment Information" below.
Jacobs is hosting a conference call at 4:30 P.M. ET on Tuesday, August 4, 2026, which it is webcasting live at www.jacobs.com.
Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that do not directly relate to any historical or current fact. When used herein, words such as “expects,” “anticipates,” “believes,” “seeks,” “estimates,” “plans,” “intends,” “future,” “will,” “would,” “could,” “can,” “may,” "target," "goal" and similar words are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make concerning our expectations as to our trajectory and momentum and future growth, prospects, financial outlook and business strategy, including our expectations for our fiscal year 2026 adjusted EBITDA margin, adjusted EPS, adjusted net revenue growth and adjusted free cash flow margin, as well as our expectations for our effective tax rates, and any assumptions underlying any of the foregoing. Although such statements are based on management's current estimates and expectations, and/or currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain, and you should not place undue reliance on such statements as actual results may differ materially. We caution the reader that there are a variety of risks, uncertainties and other factors that could cause actual results to differ materially from what is contained, projected or implied by our forward-looking statements. Such factors include but are not limited to:
▪general economic conditions, including inflation and the actions taken by monetary authorities in response to inflation, changes in interest rates and foreign currency exchange rates, changes in capital markets and stock market volatility, instability in the banking industry, labor shortages, or the impact of a possible recession or economic downturn or changes to monetary or fiscal policies or priorities in the U.S. and the countries where we do business on our results, prospects and opportunities;
▪competition from existing and future competitors in our target markets, as well as the possible reduction in demand for certain of our product solutions and services, including delays in the timing of the award of projects or reduction in funding, or the abandonment of ongoing or anticipated projects due to the financial condition of our clients and suppliers or due to governmental budget constraints or changes to governmental budgetary priorities, or the inability of our clients to meet their payment obligations in a timely manner or at all;
▪our ability to fully execute on our corporate strategy, including the impact of acquisitions (including the transaction to acquire the remaining stake in PA Consulting (the "PA Consulting Transaction"), strategic alliances, divestitures, and other strategic events resulting from evolving business strategies, including on our ability to maintain our culture and retain key personnel, customers or suppliers, or our ability to achieve the cost-savings and synergies contemplated by our recent acquisitions within the expected time frames or to achieve them fully and to successfully integrate acquired businesses while retaining key personnel, and our ability to invest in and effectively deploy and use the tools, technologies and capabilities needed to implement our strategy, including artificial intelligence and other emerging technologies, and to manage the operational, legal, regulatory, cybersecurity, data privacy and reputational risks associated with the use of such technologies;
▪financial market risks that may affect us, including by affecting our access to capital, the cost of such capital and/or our funding obligations under defined benefit pension and post-retirement plans;
▪legislative changes, including potential changes to the amounts provided for under the Infrastructure Investment and Jobs Act, as well as other legislation and executive orders, including any directive to federal agencies to reduce federal spending or the size of the federal workforce, and changes in U.S. or foreign tax laws, including the tax legislation enacted in the U.S. in July 2025, statutes, rules, regulations or ordinances, including the impact of, and changes to, tariffs and retaliatory tariffs or trade policies, that may adversely impact our future financial position or results of operations;
▪increased geopolitical uncertainty and risks, including policy risks and potential civil unrest, relating to the outcome of elections across our key markets and elevated geopolitical tension and conflicts, including the Russia-Ukraine conflict and on-going, escalated and/or future tensions and conflicts in the Middle East, among others; and
▪the impact of any pandemic, and any resulting economic downturn on our results, prospects and opportunities, measures or restrictions imposed by governments and health officials in response to the pandemic, as well as the inability of governments in certain of the countries in which we operate to effectively mitigate the financial or other impacts of any future pandemics or infectious disease outbreaks on their economies and workforces and our operations therein.
The foregoing factors and potential future developments are inherently uncertain, unpredictable and, in many cases, beyond our control. For a description of these and additional factors that may occur that could cause actual results to differ from our forward-looking statements see the Company’s filings with the U.S. Securities and Exchange Commission, including in particular the discussions contained in our fiscal 2025 Annual Report on Form 10-K under Item 1 - Business, Item 1A - Risk Factors, Item 3 - Legal Proceedings, and Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations; and in our most recently filed Quarterly Report on Form 10-Q under Part I, Item 2 - Management's Discussion and Analysis of Financial Condition and Results of Operations. The Company is not under any duty to update any of the forward-looking statements after the date of this press release to conform to actual results, except as required by applicable law.
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Regulation FD

We use any of the following to comply with our disclosure obligations under Regulation FD: press releases, SEC filings, public conference calls, or our website. We routinely post important information on our website at www.jacobs.com, including information that may be deemed to be material. We encourage investors and others interested in the Company to monitor these distribution channels for material disclosures.
About Jacobs
At Jacobs, we're challenging today to reinvent tomorrow – delivering outcomes and solutions for the world's most complex challenges. With approximately $12 billion in annual revenue and a talent force of almost 47,000, we provide end-to-end services in advanced manufacturing, cities & places, energy, environmental, life sciences, transportation and water. From advisory and consulting, feasibility, planning, design, program and lifecycle management, we're creating a more connected and sustainable world. See how at jacobs.com and connect with us on LinkedIn, Instagram, X and Facebook.

Financial Highlights:
Results of Operations (in thousands, except per-share data):

	For the Three Months Ended		For the Nine Months Ended
	June 26, 2026	June 27, 2025	June 26, 2026	June 27, 2025
Revenues	$4,076,410	$3,031,768	$11,064,572	$8,875,139
Direct cost of contracts	(3,265,707)	(2,273,358)	(8,693,726)	(6,657,118)
Gross profit	810,703	758,410	2,370,846	2,218,021
Selling, general and administrative expenses	(524,000)	(523,396)	(1,932,758)	(1,565,942)
Operating Profit	286,703	235,014	438,088	652,079
Other Income (Expense):
Interest income	8,306	8,297	25,235	27,478
Interest expense	(54,652)	(37,051)	(129,981)	(110,451)
Loss on extinguishment of debt	—	—	—	(20,510)
Miscellaneous income (expense), net	890	38,844	(16,480)	(194,523)
Total other (expense) income, net	(45,456)	10,090	(121,226)	(298,006)
Earnings from Continuing Operations Before Taxes	241,247	245,104	316,862	354,073
Income Tax Expense from Continuing Operations	(104,635)	(53,752)	(132,656)	(161,477)
Net Earnings of the Group from Continuing Operations	136,612	191,352	184,206	192,596
Net Loss of the Group from Discontinued Operations, net of tax	(806)	(1,629)	(3,142)	(8,180)
Net Earnings of the Group	135,806	189,723	181,064	184,416
Net Loss (Earnings) Attributable to Noncontrolling Interests from Continuing Operations	747	(4,442)	9,170	1,209
Net (Earnings) Loss Attributable to Redeemable Noncontrolling Interests	—	(5,676)	25,943	(18,539)
Net Earnings Attributable to Jacobs from Continuing Operations	137,359	181,234	219,319	175,266
Net Loss Attributable to Jacobs from Discontinued Operations	(806)	(1,629)	(3,142)	(8,180)
Net Earnings Attributable to Jacobs	$136,553	$179,605	$216,177	$167,086
Net Earnings Per Share:
Basic Net Earnings from Continuing Operations Per Share	$1.17	$1.56	$1.98	$1.54
Basic Net Loss from Discontinuing Operations Per Share	$(0.01)	$(0.01)	$(0.03)	$(0.07)
Basic Earnings Per Share	$1.16	$1.55	$1.95	$1.47

Diluted Net Earnings from Continuing Operations Per Share	$1.16	$1.56	$1.96	$1.53
Diluted Net Loss from Discontinuing Operations Per Share	$(0.01)	$(0.01)	$(0.03)	$(0.07)
Diluted Earnings Per Share	$1.15	$1.55	$1.94	$1.46

Segment Information (in thousands):

	For the Three Months Ended			For the Nine Months Ended
	June 26, 2026			June 26, 2026
Unaudited	Infrastructure & Advanced Facilities	PA Consulting	Total	Infrastructure & Advanced Facilities	PA Consulting	Total
Revenues from External Customers (1)	$3,746,900	$329,510	$4,076,410	$10,022,055	$1,042,517	$11,064,572
Pass Through Revenue	(1,659,802)	—	(1,659,802)	(4,067,426)	—	(4,067,426)
Adjusted Net Revenue	$2,087,098	$329,510	$2,416,608	$5,954,629	$1,042,517	$6,997,146

Segment Operating Profit (1)	$268,125	$73,643	$341,768	$708,089	$238,399	$946,488
Restructuring, Transaction and Other Charges (2)			(21,613)			(402,889)
Amortization of Intangible Assets			(33,452)			(105,511)
Total U.S. GAAP Operating Profit			$286,703			$438,088
Total Other (Expense) Income, net (3)			(45,456)			(121,226)
Earnings from Continuing Operations Before Taxes			$241,247			$316,862

(1)	The nine months ended June 26, 2026 I&AF revenue and operating profit in comparison to the corresponding periods for fiscal 2025 reflected lower charges in connection with the Consolidated JV Matter (as defined below).
(2)	The nine months ended June 26, 2026 included $237.5 million in charges for certain subsidiary level compensation based agreements and $122.7 million primarily relating to consideration costs to specified PA Consulting employees which represent compensation expense in connection with the PA Consulting Transaction. The three and nine months ended June 26, 2026 included $7.6 million and $17.5 million, respectively, in restructuring and other charges relating to the Separation Transaction (primarily professional services and employee separation costs), as well as $13.8 million and $22.0 million, respectively, in restructuring and other charges relating to the PA Consulting Transaction (primarily professional services, internal personnel dedicated to integration initiatives resulting from the PA Consulting Transaction and employee separation costs).
(3)
The three and nine months ended June 26, 2026 included $6.2 million in mark-to-market gains related to investments in equity securities carried at fair value. The nine months ended June 26, 2026 included a $20.5 million loss on the foreign exchange forward contract in connection with the PA Consulting Transaction.

	For the Three Months Ended			For the Nine Months Ended
	June 27, 2025			June 27, 2025
Unaudited	Infrastructure & Advanced Facilities	PA Consulting	Total	Infrastructure & Advanced Facilities	PA Consulting	Total
Revenues from External Customers (1)	$2,699,062	$332,706	$3,031,768	$7,928,023	$947,116	$8,875,139
Pass Through Revenue	(800,492)	—	(800,492)	(2,422,420)	—	(2,422,420)
Adjusted Net Revenue	$1,898,570	$332,706	$2,231,276	$5,505,603	$947,116	$6,452,719

Segment Operating Profit (1)	$235,975	$72,418	$308,393	$649,514	$206,502	$856,016
Restructuring, Transaction and Other Charges (2)			(34,134)			(87,991)
Amortization of Intangible Assets			(39,245)			(115,946)
Total U.S. GAAP Operating Profit			$235,014			$652,079
Total Other (Expense) Income, net (3)			10,090			(298,006)
Earnings from Continuing Operations Before Taxes			$245,104			$354,073

(1)	The nine months ended June 27, 2025 I&AF revenue and operating profit were impacted by a reserve in connection with an unfavorable interim ruling against a consolidated joint venture in which the Company holds a 50% interest (the "Consolidated JV Matter"), with the noncontrolling partner’s share included in noncontrolling interests in the Consolidated Statements of Earnings for the respective period.
(2)	The three and nine months ended June 27, 2025 included $22.0 million and $47.1 million, respectively, in restructuring and other charges relating to the Separation Transaction (primarily professional services and employee separation costs), as well as $6.8 million and $20.7 million, respectively, in charges for certain subsidiary level compensation based agreements. The three and nine months ended June 27, 2025 included approximately $4.7 million and $20.9 million, respectively, in charges associated with the Company's TSA with Amentum.
(3)
The three and nine months ended June 27, 2025 included gains of $27.4 million and losses of $227.3 million, respectively, mainly related to mark-to-market adjustments and other related charges associated with our former investment in Amentum stock in connection with the Separation Transaction, as well as $9.8 million and $31.5 million, respectively, in income associated with the Company's TSA with Amentum. The nine months ended June 27, 2025 included $20.5 million in discounts and expenses associated with the Equity for-Debt Transaction.

Balance Sheets (in thousands):

	June 26, 2026	September 26, 2025
	Unaudited
ASSETS
Current Assets:
Cash and cash equivalents	$1,172,914	$1,235,448
Receivables and contract assets	3,760,646	2,989,067
Prepaid expenses and other	149,764	134,804
Investment in equity securities	6,198	—
Total current assets	5,089,522	4,359,319
Property, Equipment and Improvements, net	311,566	311,872
Other Noncurrent Assets:
Goodwill	4,756,461	4,780,818
Intangibles, net	604,199	717,670
Deferred income tax assets	249,428	325,814
Operating lease right-of-use assets	310,816	289,101
Miscellaneous	421,710	467,941
Total other noncurrent assets	6,342,614	6,581,344
	$11,743,702	$11,252,535
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,777,936	$1,261,489
Accrued liabilities	1,040,176	1,037,754
Operating lease liabilities	114,698	111,040
Contract liabilities	1,020,485	940,616
Total current liabilities	3,953,295	3,350,899
Long-term debt	3,579,376	2,236,456
Liabilities relating to defined benefit pension and retirement plans	258,019	272,069
Deferred income tax liabilities	142,059	151,821
Long-term operating lease liabilities	360,589	362,361
Other deferred liabilities	199,716	212,330
Total other noncurrent liabilities	4,539,759	3,235,037
Commitments and Contingencies
Redeemable Noncontrolling interests	—	1,018,694
Stockholders’ Equity:
Capital stock:
Preferred stock, $1 par value, authorized - 1,000,000 shares; issued and outstanding - none	—	—
Common stock, $1 par value, authorized - 240,000,000 shares; issued and outstanding - 117,132,889 shares and 119,081,294 shares as of June 26, 2026 and September 26, 2025, respectively	117,133	119,081
Additional paid-in capital	2,933,533	2,706,376
Retained earnings	946,455	1,525,760
Accumulated other comprehensive loss	(732,632)	(710,410)
Total Jacobs stockholders’ equity	3,264,489	3,640,807
Noncontrolling interests	(13,841)	7,098
Total Group stockholders’ equity	3,250,648	3,647,905
	$11,743,702	$11,252,535

Statements of Cash Flows (in thousands)

	For the Three Months Ended		For the Nine Months Ended
Unaudited	June 26, 2026	June 27, 2025	June 26, 2026	June 27, 2025
Cash Flows from Operating Activities:
Net Earnings of the Group	$135,806	$189,723	$181,064	$184,416
Adjustments to reconcile net earnings to net cash flows provided by operations:
Depreciation and amortization:
Property, equipment and improvements	23,737	21,077	67,557	62,038
Intangible assets	33,452	39,245	105,511	115,946
Loss on extinguishment of debt	—	—	—	20,510
(Gain) loss on investment in equity securities	(6,198)	(27,372)	(6,198)	227,305
Stock based compensation	18,503	13,079	56,882	47,421
Equity in earnings of operating ventures, net of return on capital distributions	(2,313)	321	(4,960)	(503)
Loss (gain) on disposals of assets, net	488	119	1,010	(777)
Deferred income taxes	41,686	(52,991)	66,970	(53,794)
Changes in assets and liabilities:
Receivables and contract assets, net of contract liabilities	(78,918)	(122,672)	(594,961)	(225,280)
Prepaid expenses and other current assets	37,350	42,410	4,763	16,168
Miscellaneous other assets	20,217	8,321	68,218	49,570
Accounts payable	295,507	129,710	517,619	96,323
Accrued liabilities	(74,919)	48,118	(139,989)	(228,933)
Other deferred liabilities	11,709	2,619	18,569	10,192
Other, net	12	887	10,703	(16,983)
Net cash provided by operating activities	456,119	292,594	352,758	303,619
Cash Flows from Investing Activities:
Additions to property and equipment	(25,125)	(22,052)	(61,722)	(49,655)
Disposals of property and equipment and other assets	—	4	4,506	2,332
Capital contributions to equity investees, net of return of capital distributions	28	—	362	932
Net cash used for investing activities	(25,097)	(22,048)	(56,854)	(46,391)
Cash Flows from Financing Activities:
Net (repayments) proceeds from borrowings	(505,000)	(157,000)	1,351,172	589,420
Debt issuance costs	(1,028)	—	(16,475)	(92)
Proceeds from issuances of common stock	8,961	8,281	26,177	25,467
Common stock repurchases	(142,214)	(100,845)	(614,058)	(653,247)
Taxes paid on vested restricted stock	(6,971)	(5,904)	(29,211)	(26,992)
Cash dividends to shareholders	(42,243)	(38,935)	(123,439)	(114,813)
Net dividends associated with noncontrolling interests	(4,711)	(3,994)	(11,743)	(7,440)
Repurchase of redeemable noncontrolling interests and related costs	(33,968)	(4,406)	(917,591)	(8,472)
Cash Impact from distribution of SpinCo Business	—	70,000	—	70,000
Net cash used for financing activities	(727,174)	(232,803)	(335,168)	(126,169)
Effect of Exchange Rate Changes	(3,283)	52,763	(8,575)	17,990
Net (Decrease) Increase in Cash and Cash Equivalents and Restricted Cash	(299,435)	90,506	(47,839)	149,049
Cash and Cash Equivalents, including Restricted Cash, at the Beginning of the Period	1,488,412	1,205,474	1,236,816	1,146,931
Cash and Cash Equivalents, including Restricted Cash, at the End of the Period	$1,188,977	$1,295,980	$1,188,977	$1,295,980

Backlog (in millions):

Unaudited	June 26, 2026	June 27, 2025
Infrastructure & Advanced Facilities	$28,429	$22,270
PA Consulting	459	420
Total	$28,888	$22,690

Non-GAAP Financial Measures and Operating Metrics:
In this press release, the Company has included certain non-GAAP financial measures as defined in Regulation G promulgated under the Securities Exchange Act of 1934, as amended. These non-GAAP measures are described below.

Adjusted net revenue is calculated by adjusting revenue from continuing operations to exclude amounts we bill to clients on projects where we are procuring subcontract labor or third-party materials and equipment on behalf of the client (referred to as “pass throughs”). These amounts are considered pass throughs because we receive no or only a minimal mark-up associated with the billed amounts. We sometimes refer to our GAAP revenue as "gross revenue."

Jacobs adjusted operating profit, adjusted earnings from continuing operations before taxes, adjusted income tax expenses from continuing operations, adjusted net earnings from continuing operations, adjusted EPS from continuing operations, adjusted earnings attributable to noncontrolling interests from continuing operations and adjusted interest expense from continuing operations are calculated by:

1.Excluding items collectively referred to as "Restructuring, Integration, Transaction and Other Charges," which include:
a.recoveries, costs and other charges associated with (i) restructuring activities, (ii) cost reduction initiatives implemented in connection with mergers, acquisitions, strategic investments, including the PA Consulting Transaction, and divestitures, including the separation of the CMS/C&I business, such as advisor fees, involuntary terminations and related costs, costs associated with co-locating offices of acquired companies, separating physical locations of continuing operations, professional services and other personnel costs, (iii) involuntary termination programs and other related separations impacting management and employees, including related transition costs, and (iv) certain legal costs and expenses to the extent related to (i) - (iii) or determined to not be related to continuing operations (clauses (i) – (iv) collectively referred to as “Restructuring, integration, separation and other charges"); and
b.transaction costs and other charges incurred in connection with mergers, acquisitions, strategic investments and divestitures, including advisor fees, change in control payments, the impact of the quarterly adjustment to the estimated performance based payout of contingent consideration to certain sellers in connection with certain acquisitions, certain consideration amounts resulting from the PA Consulting Transaction that represent compensation expense to be distributed to PA Consulting employees (including the removal of the associated tax impacts), loss on the foreign exchange forward contract in connection with the PA Consulting Transaction, amortization of the discount on the deferred consideration agreed upon as part of the PA Consulting Transaction and similar transaction costs and expenses (collectively referred to as "Transaction Costs").

2.Excluding items collectively referred to as "Other Adjustments", which include:
a.intangible assets amortization and impairment charges;
b.impact of certain subsidiary level contingent equity-based agreements in connection with the transaction structure of our March 2, 2021 PA Consulting investment. Under the terms of the applicable agreements, the remaining unvested portion of the relevant grants vested upon completion of the PA Consulting Transaction on March 20, 2026, resulting in expense which is also included as an adjustment;
c.certain tax adjustments resulting from activities directly related to the PA Consulting Transaction;
d.revenue under the Company's transition services agreement (TSA) included in other income for U.S. GAAP reporting purposes, and any SG&A costs associated with the provision of such services;
e.pretax mark-to-market and other related gains or losses associated with the Company's former investment in Amentum stock recorded in connection with the Separation Transaction;
f.discounts and expenses related to the one-time exchange of the Company's former investment in Amentum shares for a portion of the Company's outstanding term loans, which term loans were canceled;
g.impacts resulting from the EPS numerator adjustment relating to the redeemable noncontrolling interests preference share repurchase and reissuance activities; and
h.mark-to-market gains or losses associated with investments in equity securities carried at fair value.

We eliminate the impact of “Restructuring, Integration, Transaction and Other Charges” and "Other Adjustments" because we do not consider these to be indicative of ongoing operating performance. Actions taken by the Company to enhance efficiencies are subject to significant fluctuations from period to period. The Company's management believes the exclusion of the amounts relating to the above-listed items improves the period-to-period comparability and analysis of the underlying financial performance of the business.

Adjustments to derive adjusted net earnings from continuing operations and adjusted EPS from continuing operations are calculated on an after-tax basis.

Free cash flow (FCF) is calculated as net cash provided by operating activities from continuing operations as reported on the statement of cash flows less additions to property and equipment. Adjusted FCF is calculated as reported FCF, calculated as previously described, adjusted to exclude employee-related payments which were included as part of the initial consideration paid in connection with the PA Consulting Transaction. Adjusted FCF Margin is calculated as Adjusted FCF divided by adjusted net revenue.

Adjusted EBITDA is calculated by adding income tax expense, depreciation expense and adjusted interest expense to, and deducting interest income from, adjusted net earnings attributable to Jacobs from continuing operations.

I&AF Operating Margin is a ratio of I&AF operating profit for the segment to the segment's adjusted net revenue. For a reconciliation of revenue to adjusted net revenue, see "Segment Information".

Jacobs Adjusted Operating Margin is a ratio of adjusted operating profit for the Company to the Company's adjusted net revenue. For a reconciliation of revenue to adjusted net revenue, see "Segment Information".

We believe that the measures listed above are useful to management, investors and other users of our financial information in evaluating the Company’s operating results and understanding the Company’s operating trends by excluding or adding back the effects of the items described above and below, the inclusion or exclusion of which can obscure underlying trends. Additionally, management uses such measures in its own evaluation of the Company’s performance, particularly when comparing performance to past periods, and believes these measures are useful for investors because they facilitate a comparison of our financial results from period to period.

This press release also contains certain financial and operating metrics which management believes are useful in evaluating the Company's performance. Backlog represents revenue or gross profit, as applicable, we expect to realize for work to be completed by our consolidated subsidiaries and our proportionate share of work to be performed by unconsolidated joint ventures. Gross margin in backlog refers to the ratio of gross profit in backlog to gross revenue in backlog. For more information on how we determine our backlog, see our Backlog Information in our most recent annual report filed with the Securities and Exchange Commission. Adjusted EBITDA margin refers to a ratio of adjusted EBITDA to adjusted net revenue. Book-to-bill ratio is an operational measure equal to the ratio of period bookings, less cancellations, to revenue. It is calculated as change in backlog during the reporting period plus revenue for the period, divided by revenue for the same period. Adjusted net revenue book-to-bill is calculated using the same methodology; however, the ratio uses adjusted net revenue for the period, which excludes pass-through revenue, added to the change in adjusted net revenue bookings, less cancellations, divided by adjusted net revenue. These metrics provide visibility into performance on business pursuits with and without pass-through revenue, which can be volatile from period to period. We regularly monitor these operating metrics to evaluate our business, identify trends affecting our business, and make strategic decisions.

The Company provides non-GAAP measures to supplement U.S. GAAP measures, as they provide additional insight into the Company’s financial results. However, non-GAAP measures have limitations as analytical tools and should not be considered in isolation and are not in accordance with, or a substitute for, U.S. GAAP measures. In addition, other companies may define non-GAAP measures differently, which limits the ability of investors to compare non-GAAP measures of the Company to those used by our peer companies.

The following tables reconcile non-GAAP financial measures used herein to their respective U.S. GAAP measures. For the comparable period presented below, the adjustments to derive the non-GAAP financial measures consist of amounts incurred in connection with the items described above. Amounts are shown in thousands, except for per-share data (note: earnings per share amounts may not total due to rounding).

Reconciliation of Earnings from Continuing Operations Before Taxes to Adjusted Earnings from Continuing Operations Attributable to Jacobs Before Taxes (in thousands)

	Three Months Ended		Nine Months Ended
	June 26, 2026	June 27, 2025	June 26, 2026	June 27, 2025
Earnings from Continuing Operations Before Taxes	$241,247	$245,104	$316,862	$354,073
Restructuring, Integration, Transaction and Other Charges (1):
Transaction costs	7,143	419	151,510	(1,283)
Restructuring, integration, separation and other charges	21,396	22,254	39,565	47,657
Other Adjustments (2):
Transition Services Agreement, net	—	(5,099)	(149)	(10,568)
Amortization of intangibles	33,452	39,245	105,511	115,946
Mark-to-market and other related (gains) losses on investment in Amentum stock	—	(27,372)	—	227,305
Other (3)	(6,210)	6,776	234,112	42,238
Adjusted Earnings from Continuing Operations Before Taxes	$297,028	$281,327	$847,411	$775,368
Adjusted Earnings Attributable to Noncontrolling Interests from Continuing Operations	747	(16,809)	(22,010)	(37,343)
Adj. Earnings from Continuing Operations attributable to Jacobs before Taxes	$297,775	$264,518	$825,401	$738,025
(1) Includes pre-tax charges primarily relating to the PA Consulting Transaction, mainly professional services, dedicated personnel and employee separation costs for the three and nine months ended June 26, 2026. The nine months ended June 26, 2026 include $123.9 million in compensation costs relating to the PA Consulting Transaction as well as a $20.5 million loss on the foreign exchange forward contract in connection with the PA Consulting Transaction. Includes pre-tax charges relating to the Separation Transaction (primarily employee separation costs and professional services) for the three and nine months ended June 26, 2026 and June 27, 2025, as well as charges associated with various transaction costs and activity associated with the Company's other restructuring and integration programs.
(2) Includes pre-tax charges relating to amortization of intangible assets and pretax income under the Company's TSA with Amentum in connection with the Separation Transaction. The three and nine months ended June 27, 2025 also include pretax mark-to-market (gains) losses associated with our former investment in Amentum stock and other related adjustments in connection with the Separation Transaction. The nine months ended June 27, 2025 also include discounts and expenses associated with the non-cash equity for debt exchange.
(3) The three and nine months ended June 26, 2026 include mark-to-market gains and losses associated with investments in equity securities carried at fair value. The three and nine months ended June 27, 2025 include the impact of certain subsidiary level compensation based agreements and the nine months ended June 26, 2026 include $215.3 million in pre-tax expense relating to the final vesting of these agreements as a result of the PA Consulting Transaction which closed on March 20, 2026.

Reconciliation of Income Tax Expense from Continuing Operations to Adjusted Income Tax Expense from Continuing Operations (in thousands)

	Three Months Ended		Nine Months Ended
	June 26, 2026	June 27, 2025	June 26, 2026	June 27, 2025
Income Tax Expense from Continuing Operations	$(104,635)	$(53,752)	$(132,656)	$(161,477)
Tax Effects of Restructuring, Integration, Transaction and Other Charges (1):
Transaction costs	5,992	(107)	(25,098)	425
Restructuring, integration, separation and other charges	(5,291)	(7,070)	(9,841)	(13,469)
Tax Effects of Other Adjustments (2):
Transition Services Agreement, net	—	1,301	39	2,695
Amortization of intangibles	(8,422)	(10,034)	(26,697)	(29,657)
Other (3)	33,844	(23)	(24,060)	(364)
Adjusted Income Tax Expense from Continuing Operations	$(78,512)	$(69,685)	$(218,313)	$(201,847)
Adjusted effective tax rate from Continuing Operations	26.4%	24.8%	25.8%	26.0%
(1) Includes tax impacts on charges primarily relating to the PA Consulting Transaction, mainly other professional services, dedicated personnel and employee separation costs for the three and nine months ended June 26, 2026. The nine months ended June 26, 2026 include compensation costs relating to the PA Consulting Transaction as well as a loss on the foreign exchange forward contract in connection with the PA Consulting Transaction. Includes income tax impacts on restructuring activities primarily relating to the Separation Transaction (primarily employee separation costs and professional services) as well as charges associated with various transaction costs and activity associated with the Company's other restructuring and integration programs for the three and nine months ended June 26, 2026 and June 27, 2025.
(2) Includes income tax impacts on amortization of intangible assets and income tax impacts on income under the Company's TSA with Amentum in connection with the Separation Transaction. The nine months ended June 27, 2025 also include income tax impacts on discounts and expenses associated with the non-cash equity for debt exchange.
(3) The three and nine months ended June 26, 2026 include income tax impacts on mark-to-market gains and losses associated with investments in equity securities carried at fair value. The three and nine months ended June 26, 2026 and June 27, 2025 include tax impacts on certain subsidiary level compensation based agreements. The three and nine months ended June 26, 2026 include income tax impacts on expenses associated with the final vesting of these agreements as a result of the PA Consulting Transaction which closed on March 20, 2026.

Reconciliation of Net Earnings Attributable to Jacobs from Continuing Operations to Adjusted Net Earnings Attributable to Jacobs from Continuing Operations (in thousands)

	Three Months Ended		Nine Months Ended
	June 26, 2026	June 27, 2025	June 26, 2026	June 27, 2025
Net Earnings Attributable to Jacobs from Continuing Operations	$137,359	$181,234	$219,319	$175,266
After-tax effects of Restructuring, Integration, Transaction and Other Charges (1):
Transaction costs	13,135	312	125,155	(963)
Restructuring, integration, separation and other charges	16,104	15,184	29,398	34,112
After-tax effects of Other Adjustments (2):
Transition Services Agreement, net	—	(3,798)	(111)	(7,873)
Amortization of intangibles	25,031	24,483	69,707	72,507
Mark-to-market and other related (gains) losses on investment in Amentum stock	—	(27,372)	—	227,305
Other (3)	27,634	4,790	163,619	35,824
Adjusted Net Earnings Attributable to Jacobs from Continuing Operations	$219,263	$194,833	$607,087	$536,178

(1) Includes after-tax charges primarily relating to the PA Consulting Transaction, mainly other professional services, dedicated personnel and employee separation costs for the three and nine months ended June 26, 2026. The nine months ended June 26, 2026 include after-tax compensation costs relating to the PA Consulting Transaction as well as an after-tax loss on the foreign exchange forward contract in connection with the PA Consulting Transaction. Includes after-tax charges on restructuring activities primarily relating to the Separation Transaction (primarily employee separation costs and professional services) as well as charges associated with various transaction costs and activity associated with the Company's other restructuring and integration programs for the three and nine months ended June 26, 2026 and June 27, 2025.
(2) Includes after-tax and noncontrolling interest charges from amortization of intangible assets and after-tax income under the Company's TSA with Amentum in connection with the Separation Transaction. The three and nine months ended June 27, 2025 also include mark-to-market (gains) losses associated with our former investment in Amentum stock and other related adjustments in connection with the Separation Transaction. The nine months ended June 27, 2025 also include discounts and expenses associated with the non-cash equity for debt exchange.
(3) The three and nine months ended June 26, 2026 include after-tax impacts on mark-to-market gains and losses associated with investments in equity securities carried at fair value. The nine months ended June 26, 2026 and three and nine months ended June 27, 2025 include after-tax and noncontrolling interest impacts on certain subsidiary level compensation based agreements. The nine months ended June 26, 2026 include after-tax impacts relating to the final vesting of these agreements as a result of the PA Consulting Transaction which closed on March 20, 2026.

Reconciliation of Diluted Net Earnings from Continuing Operations Per Share to Adjusted Diluted Net Earnings from Continuing Operations Per Share

	Three Months Ended		Nine Months Ended
	June 26, 2026	June 27, 2025	June 26, 2026	June 27, 2025
Diluted Net Earnings from Continuing Operations Per Share	$1.16	$1.56	$1.96	$1.53
After-tax effects of Restructuring, Integration, Transaction and Other Charges (1):
Transaction costs	0.11	—	1.06	(0.01)
Restructuring, integration, separation and other charges	0.14	0.13	0.25	0.28
After-tax effects of Other Adjustments (2):
Transition Services Agreement, net	—	(0.03)	—	(0.06)
Amortization of intangibles	0.21	0.20	0.59	0.59
Mark-to-market and other related (gains) losses on investment in Amentum stock	—	(0.23)	—	1.85
Other (3)	0.23	(0.01)	1.27	0.19
Adjusted Diluted Net Earnings from Continuing Operations Per Share	$1.84	$1.62	$5.12	$4.37
(1) Includes per-share impacts from charges primarily relating to the PA Consulting Transaction, mainly other professional services, dedicated personnel costs and employee separation costs for the three and nine months ended June 26, 2026. The nine months ended June 26, 2026 include per-share impacts from compensation costs relating to the PA Consulting Transaction and a loss on the foreign exchange forward contract in connection with the PA Consulting Transaction. Includes per-share impacts on restructuring activities primarily relating to the Separation Transaction (primarily employee separation costs and professional services), as well as per-share impacts associated with various transaction costs and activity associated with the Company's restructuring and integration programs for the three and nine months ended June 26, 2026 and June 27, 2025.
(2) Includes per-share impacts from the amortization of intangible assets and income under the Company's TSA with Amentum in connection with the Separation Transaction. The three and nine months ended June 27, 2025 include the per-share impacts from mark-to-market (gains) losses associated with our former investment in Amentum stock and other related adjustments in connection with the Separation Transaction. The nine months ended June 27, 2025 also include per-share impacts from discounts and expenses associated with the non-cash equity for debt exchange.
(3) The three and nine months ended June 26, 2026 include per-share impacts on mark-to-market gains and losses associated with investments in equity securities carried at fair value. The three and nine months ended June 27, 2025 include per-share impacts on certain subsidiary level compensation based agreements. The nine months ended June 26, 2026 include per-share impacts relating to the final vesting of these agreements as a result of the PA Consulting Transaction which closed on March 20, 2026.

Reconciliation of Earnings Attributable to Noncontrolling Interests from Continuing Operations to Adjusted Earnings Attributable to Noncontrolling Interests from Continuing Operations (in thousands)

	Three Months Ended		Nine Months Ended
	June 26, 2026	June 27, 2025	June 26, 2026	June 27, 2025
Earnings Attributable to Noncontrolling Interests from Continuing Operations	$747	$(10,118)	$35,113	$(17,330)
Restructuring, Integration, Transaction and Other Charges (1):
Transaction costs	—	—	(1,258)	(105)
Restructuring, integration, separation and other charges	—	—	(325)	(76)
Other Adjustments:
Amortization of intangibles	—	(4,728)	(9,107)	(13,782)
Other (2)	—	(1,963)	(46,433)	(6,050)
Adjusted Earnings Attributable to Noncontrolling Interests from Continuing Operations	$747	$(16,809)	$(22,010)	$(37,343)
(1) Includes noncontrolling interests amounts primarily related to the PA Consulting Transaction for the nine months ended June 26, 2026, including compensation costs relating to the PA Consulting Transaction and other professional services and dedicated personnel costs associated with the Company's restructuring and integration programs. Includes noncontrolling interests amounts related to the loss on the foreign exchange forward contract in connection with the PA Consulting Transaction for the nine months ended June 26, 2026. The nine months ended June 26, 2026 and June 27, 2025 include noncontrolling interests amounts related to various transaction costs as well as activity associated with the Company's restructuring and integration programs.
(2) The nine months ended June 26, 2026, as well as three and nine months ended June 27, 2025 include noncontrolling interests impacts from the certain subsidiary level compensation based agreements. The nine months ended June 26, 2026 also include noncontrolling interests impacts relating to the final vesting of these agreements as a result of the PA Consulting Transaction which closed on March 20, 2026.

Reconciliation of Interest Expense from Continuing Operations to Adjusted Interest Expense from Continuing Operations (in thousands):

	Three Months Ended		Nine Months Ended
	June 26, 2026	June 27, 2025	June 26, 2026	June 27, 2025
Interest Expense from Continuing Operations	$(54,652)	$(37,051)	$(129,981)	$(110,451)
Restructuring, Integration, Transaction and Other Charges (1):
Transaction costs	1,049	—	1,129	—
Adjusted Interest Expense from Continuing Operations	$(53,603)	$(37,051)	$(128,852)	$(110,451)

(1) Includes pre-tax charges primarily relating to the PA Consulting Transaction for the three and nine months ended June 26, 2026.

Reconciliation of Net Earnings Attributable to Jacobs from Continuing Operations to Adjusted EBITDA (in thousands):

	Three Months Ended		Nine Months Ended
	June 26, 2026	June 27, 2025	June 26, 2026	June 27, 2025
Net Earnings Attributable to Jacobs from Continuing Operations	$137,359	$181,234	$219,319	$175,266
After-tax effects of Restructuring, Integration, Transaction and Other Charges	29,239	15,496	154,553	33,149
After-tax effects of Other Adjustments	52,665	(1,897)	233,215	327,763
Adj. Net Earnings Attributable to Jacobs from Continuing Operations	219,263	194,833	607,087	536,178
Adj. Income Tax Expense from Continuing Operations	78,512	69,685	218,313	201,847
Adj. Earnings from Continuing Operations attributable to Jacobs before Taxes	297,775	264,518	825,400	738,025
Depreciation expense	23,737	21,077	67,557	62,038
Interest income	(8,306)	(8,297)	(25,235)	(27,478)
Adjusted Interest expense	53,603	37,051	128,852	110,451
Adjusted EBITDA	$366,809	$314,349	$996,574	$883,036
Adjusted EBITDA Margin	15.2%	14.1%	14.2%	13.7%

Certain amounts may not agree to other non-GAAP schedules due to rounding.

Reconciliation of Adjusted Free Cash Flow (in thousands)

	Three Months Ended		Nine Months Ended
	June 26, 2026	June 27, 2025	June 26, 2026	June 27, 2025
Net cash provided by operating activities	$456,119	$292,594	$352,758	$303,619
Payout of transaction proceeds in conjunction with the PA Consulting Transaction (1)	109,899	—	342,431	—
Adj. Net cash provided by operating activities	566,018	292,594	695,189	303,619
Additions to property and equipment	(25,125)	(22,052)	(61,722)	(49,655)
Adjusted Free cash flow	$540,893	$270,542	$633,467	$253,964

Net cash used for investing activities	$(25,097)	$(22,048)	$(56,854)	$(46,391)
Net cash used for financing activities	$(727,174)	$(232,803)	$(335,168)	$(126,169)

(1) The three months ended June 26, 2026 primarily include the cash distribution of approximately $102.0 million from specific transaction proceeds from the PA Consulting Transaction to certain eligible PA Consulting employees, which was previously held by the PA Consulting employee benefit trust and reported as restricted cash. The nine months ended June 26, 2026 also include the cash payout of a portion of transaction proceeds for the vesting of equity-based incentive awards.

Earnings Per Share:

	Three Months Ended		Nine Months Ended
	June 26, 2026	June 27, 2025	June 26, 2026	June 27, 2025
Numerator for Basic and Diluted EPS:
Net Earnings Attributable to Jacobs from Continuing Operations	$137,359	$181,234	$219,319	$175,266
Redeemable Noncontrolling interests redemption value adjustment (See Note 15- PA Consulting Redeemable Noncontrolling Interests)	—	6,605	13,480	12,417
Net Earnings from continuing operations allocated to common stock for EPS calculation	$137,359	$187,839	$232,799	$187,683

Net Loss from discontinued operations allocated to common stock for EPS calculation	$(806)	$(1,629)	$(3,142)	$(8,180)

Net Earnings allocated to common stock for EPS calculation	$136,553	$186,210	$229,657	$179,503

Denominator for Basic and Diluted EPS:

Shares used for calculating basic EPS attributable to common stock	117,745	120,084	117,867	122,132

Effect of dilutive securities:
Stock compensation plans	1,153	407	619	450

Shares used for calculating diluted EPS attributable to common stock	118,898	120,491	118,486	122,582

Net Earnings Per Share:
Basic Net Earnings from Continuing Operations Per Share	$1.17	$1.56	$1.98	$1.54
Basic Net Loss from Discontinuing Operations Per Share	$(0.01)	$(0.01)	$(0.03)	$(0.07)
Basic Earnings Per Share	$1.16	$1.55	$1.95	$1.47
Diluted Net Earnings from Continuing Operations Per Share	$1.16	$1.56	$1.96	$1.53
Diluted Loss from Discontinuing Operations Per Share	$(0.01)	$(0.01)	$(0.03)	$(0.07)
Diluted Earnings Per Share	$1.15	$1.55	$1.94	$1.46

Note: Per share amounts may not add due to rounding.

For additional information contact:

Investors:
Bert Subin
JacobsIR@jacobs.com

Media:
Louise White
louise.white@jacobs.com
469-724-0810

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